EXHIBIT 15
August 2, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated August 2, 2013 on our review of interim financial information of Hertz Global Holdings, Inc. and its subsidiaries (the “Company”) for the three-month and six‑month periods ended June 30, 2013 and June 30, 2012 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013 is incorporated by reference in the Registration Statements on Form S-8 (File Nos. 333-168808, 333-138812 and 333-151103) and on Form S-3 (File Nos. 333-159348 and 333-173125).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey